Exhibit 99.2

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

Room 2103, 21/F, Kerry Plaza Tower 3, 1-1 Zhongxinsi Road, Futian District, Shenzhen 518048, Guangdong, P. R. China

TEL: (86 755) 3680 6500; FAX: (86 755) 3680 6599

Beijing ● Shanghai ● Shenzhen ● Hong Kong

www.hankunlaw.com

[●], 2019

To:	UCLOUDLINK GROUP INC. (the “Company”)

Room 2118-2119, 21/F, One Pacific Centre

414 Kwun Tong Road, Kwun Tong

Kowloon, Hong Kong

Re:	Legal Opinion on Certain PRC Legal Matters

Dear Sirs or Madams:

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as PRC counsel to the Company, a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of a certain number of American Depositary Shares (the “ADSs”), each representing a certain number of ordinary shares (the “Ordinary Shares”) of the Company, as set forth in the Company’s registration statement on Form F-1 (File No.: [*]), including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the ADSs on the [New York Stock Exchange/NASDAQ Global Market].

A.	Documents and Assumptions

In rendering this opinion, we have carried out due diligence, reviewed and examined copies of the Registration Statement, and other documents as we have considered necessary or advisable for the purpose of rendering this opinion, including but not limited to originals or copies of the due diligence documents provided to us by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates issued by the Governmental Agencies (collectively, the “Documents”). Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by competent Governmental Agencies (as defined below) or appropriate representatives of the Company or the PRC Companies.

CONFIDENTIALITY. This document contains confidential information which may be protected by privilege from disclosure. Unless you are the intended or authorised recipient, you shall not copy, print, use or distribute it or any part thereof or carry out any act pursuant thereto and shall advise Han Kun Law Offices immediately by telephone, e-mail or facsimile and return it promptly by mail. Thank you.

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HAN KUN LAW OFFICES

In rendering this opinion, we have made the following assumptions (the “Assumptions”):

(1)

all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)

each of the parties to the Documents, other than the PRC Companies, (a) if a legal person or other entity, is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party, and, if a legal person or other entity, in accordance with the laws of its jurisdiction of organization and/or incorporation or the laws that it is subject to;

(3)

unless otherwise indicated in the Documents, the Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)	all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this opinion are true, correct and complete; and

(6)

all the explanations and interpretations provided by the officers of Governmental Agencies duly reflect the official position of the Governmental Agencies, and all the factual statements provided by the Company and PRC Companies, including but not limited to the statements set forth in the Documents, are complete, true and correct.

(7)

all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Company from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

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HAN KUN LAW OFFICES

“Beijiing uCloudlink”	means Beijing uCloudlink Technology Co., Ltd. (北京优克云联科技有限公司).

“Beijing Technology”	means Beijing uCloudlink New Technology Co., Ltd. (北京优克联技术有限公司).

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC.

“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

“Individual Shareholders”	means Wen Gao (高文)；Zhongqi Kuang (况忠琪)；Baixing Wang (王柏兴)；Xingya Qiu (邱醒亚)；Zhiping Peng (彭智平) and Chaohui Chen (陈朝晖), who collectively hold 100% of equity interests in Beijing Technology.

“New M&A Rules”	means the Provisions on Merging and Acquiring Domestic Enterprises by Foreign Investors, which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the SAFE, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC Companies”	means, collectively, all entities listed in Appendix A hereof, and each, a “PRC Company”.

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

“Shenzhen UCloudlink WFOE”	means Shenzhen UCloudlink Technology Limited (深圳优克云联科技有限公司).

“Shenzhen Network WFOE”	means Shenzhen uCloudlink Co., Ltd (深圳优克网络技术有限公司).

“Shenzhen uCloudlink”	means Shenzhen uCloudlink Network Technology Co., Ltd (深圳市优克联新技术有限公司).

“VIE Agreements”	means the documents as set forth in Appendix B hereto.

C.	Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(i)    VIE Structure. The ownership structure of the PRC Companies as set forth in the Registration Statement, do not and will not, immediately after giving effect to the Offering, result in any violation of applicable PRC Laws. Each of Beijing uCloudlink, Shenzhen uCloudlink and Beijing Technology, and, to the best of our knowledge after due inquiry, each of the Individual Shareholders has the power, authority and legal right to enter into, execute, deliver and perform its or his respective obligations under each VIE Agreement to which it or he is a party. Except as disclosed in the Registration Statement, each VIE Agreement constitutes valid, legal and binding obligations enforceable against each of Beijing uCloudlink, Shenzhen uCloudlink, Beijing Technology and Individual Shareholders to which it or he is a party in accordance with its terms. To the best of our knowledge after due inquiry, none of the of Beijing uCloudlink, Shenzhen uCloudlink, Beijing Technology and Individual Shareholders is in material breach or default in the performance or observance of any of the terms or provisions of the VIE Agreements to which it or he is a party.

Except as disclosed in the Registration Statement, the due execution, delivery and performance of each VIE Agreement by the parties thereto and the consummation of the transactions contemplated thereunder do not, as to each of the PRC Companies that is a party to such VIE Agreement: (a) result in any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of such PRC Company; or (b) result in any violation of applicable PRC Laws. No Governmental Authorizations are required under PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained; provided, however, any exercise by Beijing uCloudlink of its rights under the relevant Option Agreements will be subject to: (a) the Governmental Authorizations for the resulting equity transfer; (b) the exercise price for equity transfer under the VIE Agreements in accordance with PRC Laws; and (c) completion of tax filing under applicable PRC Laws.

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

There are, however, substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the Governmental Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

(ii)    Taxation. The statements made in the Registration Statement under the caption [“Taxation - People’s Republic of China Taxation”], with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material respects and such statements constitute our opinion.

(iii)    New M&A Rules. Based on our understanding of the explicit provisions under the PRC Laws, we are of the opinion that the China Securities Regulatory Commission’s approval is not required to be obtained for the Offering or the listing, because (i) the CSRC has not issued any definitive rule or interpretation concerning whether the Offering is subject to the New M&A Rules as of the date hereof ; (ii) each of Beijiing uCloudlink, Shenzhen UCloudlink WFOE and Shenzhen Network WFOE is a wholly foreign-owned enterprise which was initially established by means of direct investment and not through mergers or acquisitions of the equity or assets of a “PRC domestic company” as such term is defined under the New M&A Rules; and (iii) no explicit provision in the New M&A Rules classifies the contractual arrangements under the VIE Agreements as a type of acquisition transaction falling under the New M&A Rules.

(iv)    Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of written arrangement with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(v)    PRC Laws. All statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Business,” “Regulation” and “Taxation—People’s Republic of China Taxation,” in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material respects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

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HAN KUN LAW OFFICES

D.	Qualifications

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.

Our opinion is limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

ii.

There is no guarantee that any of the PRC Laws referred to herein, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii.

Our opinion is subject to (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (b) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

iv.

Our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

v.

This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts such as the VIE Agreements and transactions contemplated by the VIE Agreements, are subject to the discretion of the competent Governmental Agency.

vi.

The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company and the PRC Companies in connection with the Offering and the transactions contemplated thereby.

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

vii.

We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on representations made by officers and employees of the Company, the PRC Companies and Governmental Agencies.

viii.

We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to render this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Companies or the rendering of this opinion.

ix.	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

x.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions [“Risk Factors”, “Corporate History and Structure”, “Enforceability of Civil Liabilities”, “Regulations”, “Taxation - People’s Republic of China Taxation” and “Legal Matters”] in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

Appendix A

List of the PRC Companies

1．	Beijing uCloudlink Technology Co., Ltd. (北京优克云联科技有限公司);

2．	Beijing uCloudlink New Technology Co., Ltd. (北京优克联技术有限公司);

3．	Shenzhen uCloudlink Co., Ltd (深圳优克网络技术有限公司);

4．	Shenzhen UCloudlink Technology Limited (深圳优克云联科技有限公司); and

5．	Shenzhen uCloudlink Network Technology Co., Ltd (深圳优克联新技术有限公司).

Appendix A

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HAN KUN LAW OFFICES

Appendix B

VIE Agreements

Beijing Technology

1.	Exclusive Technology Consulting and Service Agreement (独家技术咨询和服务协议) dated as of July 10, 2019 between Beijing uCloudlink and Beijing Technology;

2.

Business Operation Agreement (业务经营协议) dated as of July 10, 2019 among Beijing uCloudlink, Beijing Technology, Wen Gao (高文), Zhongqi Kuang (况忠琪), Baixing Wang (王柏兴), Xingya Qiu (邱醒亚), Zhiping Peng (彭智平) and Chaohui Chen (陈朝晖);

3.

Irrevocable Power of Attorney (不可撤销的授权委托书) dated as of July 10, 2019 among Beijing uCloudlink, Wen Gao (高文), Zhongqi Kuang (况忠琪), Baixing Wang (王柏兴), Xingya Qiu (邱醒亚), Zhiping Peng (彭智平) and Chaohui Chen (陈朝晖);

4.

Option Agreement (期权协议) dated as of July 10, 2019 among Beijing uCloudlink, Beijing Technology, Wen Gao (高文), Zhongqi Kuang (况忠琪), Baixing Wang (王柏兴), Xingya Qiu (邱醒亚), Zhiping Peng (彭智平) and Chaohui Chen (陈朝晖);

5.

Equity Pledge Agreement (股权质押协议) dated as of July 10, 2019 among Beijing uCloudlink ,Beijing Technology, Wen Gao (高文), Zhongqi Kuang (况忠琪), Baixing Wang (王柏兴), Xingya Qiu (邱醒亚), Zhiping Peng (彭智平) and Chaohui Chen (陈朝晖); and

6.	Consent Letter (同意函) dated as of July 10, 2019 respectively issued by Gao Xin (高欣), Xiang Juping (向菊萍), Wang Xu (王旭), Zhu Jufen (朱菊芬) and Wei Hong (魏红).

Shenzhen uCloudlink

1.	Exclusive Technology Consulting and Service Agreement (独家技术咨询和服务协议) dated as of January 27, 2015 between Beijing uCloudlink and Shenzhen uCloudlink;

2.	Business Operation Agreement (业务经营协议) dated as of January 27, 2015 among Beijing uCloudlink, Shenzhen uCloudlink and Beijing Technology;

3.	Irrevocable Power of Attorney (不可撤销的授权委托书) dated as of January 27, 2015 between Beijing uCloudlink and Beijing Technology;

Appendix B

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HAN KUN LAW OFFICES

4.	Option Agreement (期权协议) dated as of January 27, 2015 among Beijing uCloudlink, Shenzhen uCloudlink and Beijing Technology; and

5.	Equity Pledge Agreement (股权质押协议) dated as of January 27, 2015 between Beijing uCloudlink, Shenzhen uCloudlink and Beijing Technology.

Appendix B